Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 0.00	0.0001381	$ 0.00
Fees Previously Paid	2	$ 72,383,885.68		$ 9,996.21
	Total Transaction Valuation:	$ 72,383,885.68
	Total Fees Due for Filing:			$ 9,996.21
	Total Fees Previously Paid:			$ 9,996.21
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 0.00
Offering Note
[1]	The transaction value is calculated as the aggregate maximum purchase price for Class I shares of beneficial interest (Class I Shares), Class S shares of beneficial interest (Class S Shares), and Class D shares of beneficial interest (Class D Shares) of Nuveen Churchill Private Capital Income Fund (the Fund), based upon the net asset value per Class I Share, Class S Share, and Class D Share as of March 31, 2026 of $24.02, $23.94, and $24.02, respectively. This amount is based upon the offer to purchase up to 3,013,484 Shares.

[2]	Calculated at $138.10 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources